Exhibit 10.5

Confidential material has been omitted and filed separately with the Commission

TABLE OF CONTENTS

Background and purpose

1.	The Leased Premises	3

2.	Application	5

3.	Commencement/takeover	6

4.	Notice/termination	7

5.	Subletting/expiry	9

6.	Annual fee and deposit	9

7.	Utilities accounts (heating and water)	10

8.	Property accounts (taxes, charges, operating expenses and other costs)	11

9.	Other expenses and expense types	13

10.	Agreed regulation of rent	13

11.	Regulation of rent to market rent	14

12.	Maintenance and renewals	14

13.	Liability and risk	14

14.	Vacation and return of the Leased Premises	15

15.	VAT	16

16.	Disputes	16

17.	Pre-emption right	16

18.	Registration and costs	17

This lease agreement includes the following appendices:

Appendix 1.	Plan drawings, basement and ground floor, buildings 1 and 11, dated 15.03.00, as well as drawings, building 11, office plan, dated 07.04.00.

Appendix 2.	Description of the design and arrangement as of the commencement date, dated 25.04.00.

Appendix 3.	Specification of charges pursuant to clauses 7 and 8, dated 25.04.00.

Appendix 4.	Checklist from Ministry of Housing and Urban Affairs.

Appendix 5.	Section 24 of AB 92.

interxion

The parties:

This lease agreement is concluded between

Lessor:	Keops A/S Rådhuspladsen 14 1550 København V Denmark CVR no. 36 85 00 16 (hereinafter “the Lessor”)

and

Lessee:	InterXion Headquarters BV Cessmalaan 1 1119 NJ Schipol – Rijk The Netherlands CVR no. (hereinafter “the Lessee”)

1.	The leased premises

1.1	The leased premises comprise the following provisional areas:

Building 1:
Basement:	approx.	544 m2
Ground floor:	—	5,400 m2
Proportion of communal areas:	—	16 m2

Total:	approx.	5,960 m2

Building 11:
Basement:	approx.	507 m2
Ground floor:	—	580 m2
Proportion of communal areas:	—	16 m2

Total:	approx.	1,103 m2

Total gross area:	approx.	7,063 m2

hereinafter “the Leased Premises”.

1.2	In connection with the Commencement Date, the Lessor is responsible for the final measurement of the Leased Premises. Executive order no. 311 of 27 June 1983 on land area is applied, although the gross area includes a proportion defined in binding terms by the Lessor of all communal areas, including entrance areas, staircases, evacuation routes, evacuation corridors, emergency exits, air raid shelters, equipment rooms, terraces, etc., notwithstanding any restrictions associated with them.

1.3	The proportional share is defined as the Leased Premises’ gross area divided by the total gross area of 30,237 m2.

1.4	If the gross area, following final measurement, deviates from the provisional measurement by 5% or more, regulation is performed of the rent and deposit as well as all other payments, including contributions to utilities, with retrospective force from the Commencement Date. There is no regulation in the event of deviations of less than 5%.

1.5	The Leased Premises are situated on title no. 18 a Ballerup, the land and buildings of which are referred to hereafter as the Property. The postal address of the Leased Premises is Industriparken 20-32, Ballerup, Buildings 1 and 11. The location of the leased Premises is indicated on the attached drawing Appendix 1.

1.6	The design and arrangement of the Leased Premises on the Commencement Date are indicated in the attached description Appendix 2. To the extent that the parties have agreed that the Lessor shall undertake renovation, repairs or new installation work in the Leased Premises, this is specified in the description. The Lessee plans to install equipment and to undertake new installation work in the Leased Premises as specified in the description, Appendix 2.

The Lessee plans to invest approx.            * * *             in the Leased Premises.

1.7	In association with the Leased Premises the Lessee is granted the exclusive right of use of a total of 12 car parking spaces. The location of these spaces is indicated in Appendix 1.

1.8	In association with the Leased Premises there is also the right to use a traffic zone and an area in the communal yard for goods deliveries/unloading. This zone is highlighted in the attached Appendix 1.

1.9	The Lessor grants the Lessee first refusal of tenancy to any free areas in the property known as Industriparken 20-32 and to any properties belonging to the Lessor or an associated company that adjoins Industriparken 20-32. The Lessor makes the same offer to the Lessee that a potential lessee would receive. The Lessee must give the Lessor a response within 15 working days of receipt of the offer. If the Lessee fails to respond within 15 working days, the Lessor is free to conclude a lease agreement with the potential lessee. If the Lessee exercises his right of first refusal of tenancy, the terms and conditions of the new Leased Premises must be essentially the same as those offered to the potential lessee.

1.10	For a period of six months from the date on which the parties sign this agreement, the Lessor offers the Lessee the opportunity to lease the property known as Industriparken 20-32, Building 3, for the same rent (per square metre) and with the same expenses as for the current Leased Premises. If the Lessee notifies the Lessor before the expiry of this six-month period that the Lessee wishes to exercise the right to lease Building 3, the Lessee shall be granted three months’ free rent.

2.	Application

2.1	The Leased Premises shall be used for industrial use, production, telecommunication business/business as an Internet Service Provider, and may not be used for any other purpose without the Lessor’s written consent.

The Lessor is responsible for ensuring that the use of the Leased Premises for the commercial purpose described above on the Commencement Dates specified in clause 3.1 is not in breach of the local plan or other public planning.

The Lessor bears neither liability nor risk for the Lessee’s actual use of the Leased Premises. The Lessee is responsible for ensuring that the agreed use is not subject to special public regulations and is obliged to obtain and maintain all permits required with regard to the installation and operation of the Leased Premises, including regulations relating to environmental and fire conditions, as well as the Danish Working Environment Authority. The Lessor must be notified without undue delay of official requirements and receive a copy of any necessary permits.

2.2	The Lessee’s use may not cause inconvenience in the form of odour, noise, vibration or light or in any other way cause inconvenience to other lessees in the Property or others. The Lessor does, however, give the Lessee permission to perform the activities that are described in Appendix 2, with the consequences that such activities involve. The Lessee must ensure that his personnel and others who have access to the Leased Premises treat the Leased Premises and its equipment as well as the Property in general in a responsible way.

2.3	Changes may only be made to the Leased Premises with the Lessor’s written consent. The Lessee shall, in response to the Lessor’s reasonably justified instructions, implement installations and renovations when changes take place to meet requirements from a public authority regarding the contractual use of the Leased Premises.

2.4	If the Lessee has made changes to the Leased Premises, the Lessee is obliged upon termination of the lease arrangement to restore the Leased Premises, unless the Lessor has waived this requirement in writing. The Lessor may demand that the Lessee, before making any changes, deposit a reasonable amount as security for the obligation to restore.

2.5	The Lessee is liable for compensation for any damage – including accidental damage – caused to the Leased Premises or the Property in general as a consequence of the Lessee’s installations or renovations.

2.6	Signs, flags and other forms of publicity on and by the Property as well as the setting up of awnings, sun blinds, showcases and automatic machines, etc. are only permitted subject to the Lessor’s prior written notification and approval and must in such cases comply with the easements and official requirements in force at any time that apply to the Property.

All costs in connection with the above measures are paid by the Lessee, who is obliged to obtain and maintain all official approvals and to make sure that any conditions for approval are observed at all times.

When vacating the premises, the Lessee must at his own expense remove all traces of objects placed in the Property in accordance with the above, unless the Lessor has waived the requirement to do so in writing.

The Lessor may demand that signage, etc. on the Property complies with a signage plan drawn up by the Lessor, which may include inter alia communal direction signs. The costs of producing and continuously updating this signage plan as well as all measures relating to its implementation constitute a communal charge, which is included in the property accounts, cf. clause 8.

2.7	The Lessee is not entitled to use the communal area and/or the outdoor area for the storage or placing of goods, packaging, etc. without the Lessor’s written consent. The Lessor may remove such objects without prejudice at the Lessee’s expense.

2.8	The Lessee undertakes to clear storage rooms that also serve as air raid shelters within the statutory time frame in force at any time.

2.9	Notwithstanding whether a part of the Property’s communal area is included in the gross area of the Leased Premises, the Lessor may to a reasonable extent make use of these communal areas, including for the hiring of advertising space, mobile phone aerials, etc. The Lessor’s right of use includes both internal and external communal areas.

2.10	The disposal of hazardous or polluting substances is not permitted in or by the Leased Premises and the Property. The Lessee is liable for compensation for this, and the Lessor may conduct an inspection when the premises are vacated in order to check that the Lessee’s obligation has been fulfilled.

3.	Commencement/takeover

3.1	The Leased Premises in Building 1 are expected to be available to be taken over by the Lessee on 01.05.2000, referred to hereafter as Commencement Date I. The Leased Premises in Building 11 are expected to be available to be taken over by the Lessee on 15.08.2000, referred to hereafter as Commencement Date II. Commencement Date I and Commencement Date II are referred to hereafter as “the Commencement Dates”, and the latter of these two dates is referred to hereafter as “the Commencement Date”.

3.2	Any less significant defects in the Leased Premises that do not prevent the Lessee’s use of them do not defer the Commencement Dates and the Commencement Date, and do not entitle the Lessee to a reduction in the rent.

3.3	If the Leased Premises cannot be taken into use on the Commencement Dates and this is due to a situation relating to the previous lessee (e.g. their failure to vacate the premises in time or to restore the premises) or an unexpected need to undertake repairs, the Lessor can defer the Commencement Dates by the time that this delay represents. The Lessor is not, however, entitled to defer the Commencement Dates by more than 13 months. The Lessee does, however, have access to the Leased Premises on the specified Commencement Dates.

3.4	If the Leased Premises cannot be taken in to use on the specified Commencement Dates and this is due to a situation that according to Section 24 of AB 92 gives the contractor the right to extend the deadline, the Lessor can defer the Commencement Dates (and thereby also the Commencement Date) without compensation as specified in Section 24 of AB 92. A copy of Section 24 of AB 92 is attached as Appendix 5.

3.5	No later than on the Commencement Dates, a transfer process takes place, and the Lessor draws up a moving-in report on the basis of this. No later than 14 days after receipt of the moving-in report, the Lessee must notify the Lessor of any objections to this. The Lessor is entitled and obliged to rectify any defects within a reasonable time.

3.6	The Lessee is obliged to take part free of charge in the 1-year and 5-year review between the Lessor and the contractor, and in this context the Lessee is obliged to provide information about any defects confirmed after the Commencement Dates. The Lessee is obliged without compensation to assist in the contractor’s and the Lessor’s rectification of any defects. Rectification of such faults and defects will, however, take place in close collaboration with the Lessor and in such a way that it does not disrupt the Lessee’s business activities.

3.7	Disputes about defects and/or delays are resolved by the assessor, cf. clause 16.2. If, as an element of such a dispute, an expert opinion is sought with regard to questions that may be or become the subject of a dispute between the Lessor and the contractor, the parties agree to use the same assessor. The Lessee is a party to the expert opinion and has a right to influence the choice of assessor and an obligation to take part in the process of obtaining an expert opinion, including possibly also in the costs. Before the Lessor approves the assessor, the Lessee must have approved this person with the Lessor. There is no contractual relationship between the Lessee and the contractor.

4.	Notice/termination

4.1	The Lessee can serve notice to terminate the lease arrangement and vacate the premises no earlier than ten years after the Commencement Date.

4.2	The Lessor can serve notice to terminate the lease arrangement and vacate the premises no earlier than 15 years after the Commencement Date.

4.3	Both the Lessee and the Lessor must give at least 12 months’ written notice to vacate the premises on 1 April of a given year.

4.4	The Lessee is entitled to extend the term of the lease agreement at one year’s notice by up to 2 x 5 years. When a request is made to extend the term of the agreement, the other provisions of the lease agreement are also carried forward in full.

The Lessee’s notice may only be based on significant changes in the commercial market terms of the rent.

5.	Subletting and surrender

5.1	The Lessee is entitled to sublet the Leased Premises either partly or in full.

5.2	The Lessee is not entitled to surrender the lease arrangement, but is granted the right after the Commencement Date to transfer the lease arrangement to the Lessee’s Danish, 100%-owned subsidiary, currently in the process of being established under the name of InterXion Danmark A/S. The transfer of the lease arrangement to the Lessee’s Danish subsidiary is, however, only valid for as long as and to the extent that the subsidiary fulfils the terms of the lease agreement in all respects. If this is not the case, the lease agreement reverts to the Lessee in the Lessee’s non-terminability period. The subsidiary cannot transfer the lease arrangement to another party.

6.	Annual fee and deposit

6.1	The rent excluding VAT is:

Building 1:
Basement approx. 544 m2	x DKK	Total	DKK	***
Ground floor approx. 5 400 m2	x —	—	—	***
Share of communal areas approx. 16 m2	x —	—	—	***

Building 11:
Basement approx. 507 m2	x DKK	Total	DKK	***
Ground floor approx. 580 m2	x —	—	—	***
Share of communal areas approx. 16 m2	x —	—	—	***

Total rent excl. VAT 7,063 m2		Total	DKK	***

The final rent and deposit are defined when the final measurement of the areas has taken place and will be regulated either upwards or downwards with retrospective force from the Commencement Dates, cf. clause 1.4.

6.2	The rent falls due for payment quarterly in advance, and falls due for the first time as of the Commencement Dates, when rent is paid for the period from the Commencement Dates until the end of the quarter in question. The rent is paid otherwise quarterly in advance on 1 March, 1 June, 1 September and 1 December.

6.3	No later than one week after the Lessee has signed this agreement, the Lessee shall set up a bank guarantee corresponding to six months’ rent. The bank guarantee only comes into force two years after the parties’ signatures upon conclusion of this agreement. The bank guarantee constitutes security for any interim balances between the Lessee and the Lessor in connection with the lease arrangement, including security for the Lessee’s obligations in connection with vacating the premises. The guarantee shall be released wholly or partly when the rental arrangement has ceased and all requirements from the Lessor have been satisfied. (Draft bank guarantee attached.)

6.4	In addition to the rent, the Lessee shall pay a proportion of the costs in accordance with the utilities accounts, cf. clause 7, and a proportion of the expenses in accordance with the property accounts, cf. clause 8.

6.5	All claims resulting from this lease agreement or the Danish Act on the Lease of Business Premises are pecuniary obligations.

7.	Utilities accounts (heating and water)

7.1	The Lessor arranges for supplies of heating and hot/cold water. The Lessee is obliged to source all of this consumption of heating and hot/cold water in accordance with the Lessor’s instructions, and the Lessee pays for this in accordance with the guidelines described below. The Lessee may not establish any other heating supplies without the Lessor’s written consent. The Lessee is obliged the keep the Leased Premises free of frost.

The utilities accounts are produced jointly for premises in the Property or for units that share their heating supplies with it. The Lessor may restrict or extend the units that share joint heating supplies with the Property and change the division between the units that participate in joint heating supplies.

Clause 7.2 and the attached Appendix 3 (“Specification of charges in accordance with clauses 7 and 8”) specify which estimated expenses are included in the utilities accounts. The specification does not include expense types that are not known when this agreement is concluded, and which the Lessor may therefore subsequently have included in the utilities accounts. Any new expenses must be directly associated with the operation of the Leased Premises or the communal areas and must reflect actual expenses borne by the Lessor.

7.2	The utilities accounts include the following expenses:

7.2.1	All expenses for fuel, etc., all forms of payments to suppliers of district heating, gas and oil, and all expenses associated with the operation of the heating supply, including chimney sweeping, staff costs, expenses for inspection and supervision, and maintenance and provisions for renewals of heating supply systems, including spare parts and tools, as well as statutory inspection schemes.

7.2.2	Lease of the boiler room, calculated at 126 m2 x *** . This boiler room lease is regulated once a year according to the net price index.

7.2.3	Expenses for security and service arrangements, technical support and administrative expenses, including expenses for producing heating accounts.

7.2.4	Water consumption, water drainage charges and sewerage charges for the Property, including communal consumption of water and water drainage, apart from those that are billed directly to the individual lessee by the supply company, cf. clause 9.

7.3	A final statement on utilities expenses is produced once a year for the period from 01.04.00 until 31.03. The Lessee will receive a statement on the first occasion for the accounts that run from 01.04.00 until 01.04.01. The Lessor may, at two weeks’ written notice, re-schedule the utilities accounting period, and the new period may cover a period of more or less than 12 months.

7.4	The utilities expenses are divided between the lessees on the basis of the distribution meters in the leased premises where they exist and also according to criteria drawn up by a heating engineer designated by the Lessor, including with due reference to area and shares of rooms and taps.

7.5	In order to cover the utilities expenses, the Lessor defines an “on account” amount, which is due for payment at the same time as the rent, cf. clause 6. Additional payments relating to the utilities accounts fall due for payment as requested by the Lessor.

8.	Property accounts (taxes, charges, operating expenses and other costs)

(8.1) In addition to the agreed rent and the expenses specified in clause 7, the Lessor is entitled to demand from the Lessee reimbursement for all taxes, charges, operating expenses and other costs of any kind relating to the Property and the associated lease activity. Unless otherwise specified, the Lessor is responsible for all measures relating to the property expenses against reimbursement for these, cf. below.

The expenses listed below are specified and estimated in attached Appendix 3 (“Specification of charges in accordance with clauses 7 and 8”). This specification does not include types of expenses that are not known when this agreement is concluded, and which the Lessor may therefore subsequently have included in the property accounts. Any new expenses must be directly associated with the operation of the Leased Premises or the communal areas and must reflect actual expenses borne by the Lessor.

8.1	Property expenses include inter alia the following:

8.1.1	All taxes and charges, etc. including land tax, environmental charges, contributions to renovations, road contributions, insurance premiums relating to the property, contributions to or the acquisition of materiel for civil defence measures and the basic owners’ association subscription.

8.1.2	The property’s consumption of communal electricity – including communal electricity consumption for, for example, internal and external lighting, lifts, etc.

8.1.3	All external cleaning, maintenance and renewal of surfaces and open areas, etc. including maintenance of the cultivated and communal areas by the Property as well as snow clearance, gritting as required on roads, parking areas and yard areas, installation, cleaning, maintenance and renewal of all external lighting, direction signs and the cleaning of drains.

8.1.4	Internal cleaning, maintenance and renewal of communal areas, including communal staircases, lifts, communal corridors and installations shared by several lessees in the Property.

8.1.5	Cleaning, maintenance and renewal of the building, including installations and systems, etc., to the extent that these expenses are not ultimately to be borne by the Lessor in accordance with clause 12.1, or the situation is specifically attributable to an individual lessee’s maintenance obligation.

8.1.6	Expenses for subsequent changes to the Property’s communal fittings, communal installations, including relating to the electricity installation, communal water and heating supply systems to the extent that these changes can be attributed to amended or stricter official requirements, unless the parties are in agreement that the expense be treated as an improvement expense.

8.1.7	If an instance of damage or defective general maintenance or renewal cannot be attributed to an individual rented unit, the repair, maintenance or renewal is performed by the Lessor and the expense is divided among the lessees in accordance with this provision.

8.2	A final statement on property expenses is produced once a year for the period from 1 January until 31 December. The Lessor may, at two weeks’ written notice, re-schedule the accounting period, and the new period may cover a period of more or less than 12 months.

8.3	Property expenses are divided among the lessees in the Property according to the defined proportional share, cf. clause 1.3. Expenses that can be attributed solely to one or more of the individual leased units in the Property are, however, divided among these lessees in proportion to the gross areas involved.

8.4	In order to cover the property expenses, the Lessor defines an “on account” amount, which is due for payment at the same time as the rent, cf. clause 6. Additional payments relating to the property accounts fall due for payment as requested by the Lessor.

9.	Other expenses and expense types

9.1	In addition to the rent, cf. clause 6 and the expenses described in clauses 7 and 8, the Lessee shall, as far as possible, pay the following expenses directly to the supplier:

9.1.1	Electricity consumed in the Leased Premises.

9.1.2	Water consumed and the associated charges, including drainage, environmental charges, etc., to the extent that these are not included in the property accounts, cf. clause 8.

9.1.3	Removal of business waste. Waste containers must be located as instructed by the Lessor.

9.2	If the Lessor, despite the direct customer relationship between the Lessee and the supplier, is responsible towards the supplier for any of the aforementioned deliveries, the Lessor can demand a special deposit as security for the Lessee’s payments.

10.	Agreed regulation of rent

10.1	The annual rent is regulated with no special notice every year as of 01.05.00, starting on 01.05.2001, by the percentage change in the net price index from April of the previous year until April before the regulation date.

The annual regulation of rent can be calculated using the following formula:

annual rent (old) x new index = annual rent (new)

            old index

where the “annual rent (old)” is understood to be the rent in force immediately before regulation, where “new index” is understood to be the net price index for April.

where the “old index” is understood to be the net price index for April of the previous year.

where the “annual rent (new)” is understood to be the calculated new annual rent, after the annual regulation, which will be in force from the regulation date, and where the “net price index” is understood to be the price figure calculated and published by Statistics Denmark using January 1975 (=100) as a base.

10.2	The annual rent increase shall be as a minimum 2.5% cumulatively of the rent in force immediately before the regulation process and shall be as a maximum 5% cumulatively of the rent in force immediately before the regulation process.

10.3	If regulation according to the net price index cannot be completed as a consequence of a change or lapse of the current rules on the net price index, the parties agree to use another, equivalent form of regulation.

11.	Regulation of rent to market rent

11.1	Either party may request that the rent be regulated to the market rent in accordance with a similar application of the rules in Section 13 of the Danish Act on the Lease of Business Premises. The four-year intervals mentioned in the provision are, however, changed to the effect that regulation can take place at five-year intervals. The rent may never, however, be reduced to an amount that is lower than the agreed starting rent in accordance with clause 6/the most recent regulation to market rent.

11.2	Notwithstanding clause 11.1, the parties have mutually waived the right to demand that the rent be regulated to the market rent for a period of 15 years from the Commencement Date.

12.	Maintenance and renewals

12.1	Expenses for maintenance of the external envelope, i.e. the roof, façade and external side of gates, doors and windows (excl. panes), are ultimately borne by the Lessor, while other maintenance and renewal expenses are paid by the lessees via the property accounts, cf. clause 8.

12.2	All internal maintenance and renewal of the Leased Premises, i.e. the entire physical framework within the leased premises, is the responsibility of the Lessee to the extent that it is necessary to keep the Leased Premises in a good state of repair corresponding to the standard at which the Leased Premises were taken over on the Commencement Dates.

In this context the Lessee is obliged to undertake painting, whitewashing and wallpapering. The Lessee is also obliged to maintain and, if necessary, renew floor coverings, locks, keys and panes, water and gas taps, electrical switches, toilet bowls, cisterns, wash basins, baths, white goods, ventilation systems and any other installations of any kind. The list of aforementioned elements that the Lessee must maintain is not exhaustive, but simply provides examples.

12.3	The Lessor is entitled, but not obliged, to conduct an annual inspection of the Leased Premises and the Property in general with a view to assessing the state of maintenance, etc.

12.4	The Lessor is entitled to undertake works both inside and outside the Leased Premises in accordance with the rules in Chapter 5 of the Danish Act on the Lease of Business Premises.

13.	Liability and risk

13.1	The Lessee is responsible for arranging the usual shop and/or business insurance covering fire, theft and operating losses before the Commencement Dates, i.e. before the Leased Premises are furnished with stock, etc. and equipment. Such insurance should as a minimum include stock and equipment, “annual earnings” and fixed glass and sanitary fittings.

The Lessor is, however, entitled to arrange a joint insurance policy for glass and sanitary fittings for the whole Property. The insurance premium in such an eventuality is included in the property accounts, cf. clause 8

13.2	If, during the term of the lease arrangement, damage is caused to the Lessee’s property (e.g. to stock, etc.) as a consequence of faults, defects or omissions in the Leased Premises, the Lessor can only be held liable for this if the Lessor has been negligent. This condition only applies if such damage is not covered by an insurance policy arranged by the Lessor.

14.	Vacation and return of the Leased Premises

14.1	At no later than 12.00 on the termination date, this time hereafter being referred to as the Termination Time – and regardless of whether this is a public holiday or the day before a public holiday – the Lessee shall return the Leased Premises in their state at the time. The Lessee is not obliged to restore the Leased Premises.

14.2	Before the Termination Time the Lessee – unless otherwise agreed with the Lessor – is entitled to remove all moveable effects and equipment, as well as technical installations that were paid for and installed in the Leased Premises by the Lessee.

14.3	No later than at the Termination Time, following an invitation from one of the parties, a joint inspection is conducted of the Leased Premises (“moving-out inspection”) to determine any defects that need to be rectified. Upon completion of the moving-out inspection the Lessee hands over all keys to the Leased Premises, and the Lessor then draws up a moving-out report. The Lessor can then demand that the value of confirmed defects be converted into a cash amount, which is paid in cash by the Lessee to the Lessor. Any dispute on the conversion of defects into cash amounts is resolved by the assessor, cf. clause 16.2. Instead of conversion into a cash amount, the Lessor can choose to demand that the defects be rectified at the Lessee’s expense and risk. After the moving-out inspection, the Lessee is subsequently prevented from undertaking his own rectification of defects in the Leased Premises.

14.4	Apart from hidden faults and defects in the Leased Premises, the Lessor cannot lodge claims under clauses 14.1 – 14.4 if more than 8 weeks have passed since the moving-out inspection.

14.5	The defects confirmed during the moving-out inspection that are not converted into cash amounts are rectified by the Lessor at the Lessee’s expense. If rectification has not been completed at the Termination Time, the Lessor can demand payment for charges in accordance with clauses 6, 7 and 8, as well as indemnification for expenses in accordance with clause 9 for the period that passes for restoration from the Termination Time and until the Leased Premises have been put into a contractually agreed condition. Repairs must be undertaken within a reasonable time.

14.6	If the Lessee’s activity in or from the Leased Premises has any environmental impact, the Lessee must document, when requested by the Lessor, that this activity and the impact has not had any negative effect on the Property or the neighbours. Documentation can take the form of an authoritative declaration either from the relevant municipal authority or from a recognised engineering company. Any dispute about the environmental impact is resolved by the assessor, cf. clause 16.2. The costs of producing the documentation are borne by the Lessee.

15.	VAT

15.1	The Lessor is voluntarily registered for VAT for both leasing the Leased Premises and for delivery of heating and hot water.

15.2	As a consequence of this, all services and charges that the Lessee must pay to the Lessor under this agreement will be subject to VAT, currently at 25%, in accordance with the currently prevailing rules in this respect.

16.	Disputes

16.1	Any dispute that may arise in connection with this lease agreement must be brought before the real estate court of the first instance.

16.2	Disputes relating to defects and delays, cf. clause 3.10, on the conversion of defects when vacating the premises into cash, cf. clause 14.4 and on the environmental impact, cf. clause 14.7 must, however, be resolved by an independent expert assessor appointed jointly by the parties. In the absence of agreement, the assessor is appointed by the Danish Institute of Arbitration. The assessor’s decision is final.

17.	Pre-emption right

17.1	If the Lessor sells or transfers the property right to the Leased Premises or the Property, subject to the options specified in clauses 1.9 and 1.10, the Lessee has the pre-emption right to the Property. The Lessor offers the Lessee the opportunity to buy the Property on sales conditions defined by the Lessor. The Lessee must respond to the Lessor within 15 working days. If the Lessee does not respond within 15 working days, the Lessor is free to sell to a third party. If the Lessee exercises his pre-emption right, the conditions of the sale or transfer must be essentially the same conditions that were defined by the Lessor.

18.	Registration and costs

18.1	The Lessee is entitled to have this agreement registered for the Property in respect of current and future mortgages and easements. The registration must respect the Property’s possible division into freehold properties, such that the current agreement releases the Property and is transferred to the relevant freehold property.

18.2	When the lease arrangement ceases, the Lessee is obliged to cancel the registered lease agreement. If this has not happened within 14 days of the end of the lease arrangement, the Lessor can cancel the registration at the Lessee’s expense, as the Lessee’s written notice to terminate or the enforcement agent’s notes on the basis of enforcement in a repossession case can form the basis of cancellation.

18.3	Each party bears its own costs in connection with the creation of this lease agreement, including fees to their own advisors, solicitors, etc. The Lessee pays all costs in connection with a possible registration and cancellation from the register of the lease agreement.

18.4	The Lessee confirms that he has read all appendices to this agreement, including the attached checklist from the Ministry of Housing and Urban Affairs, Appendix 4.

Date:	Date:

for the Lessee	for the Lessor